Exhibit 99.1

News Announcement	For Immediate Release

NEXSTAR BROADCASTING NAMES INVESTMENT BANKING

VETERAN THOMAS CARTER CHIEF FINANCIAL OFFICER

- Former Banc of America Executive Brings 19 Years of Broadcasting, Media

and Telecommunications Industry Investment Banking Experience to New Role -

IRVING, Texas, July 14, 2009 – Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) announced today that Thomas E. Carter, 51, has been named Chief Financial Officer, effective August 3, 2009. Mr. Carter will assume the CFO position from Shirley E. Green, who has served as Company’s Interim CFO since May 11, and who will continue as Nexstar Broadcasting Group’s Vice President, Controller and Secretary.

Mr. Carter brings over twenty five years of banking experience to his new role at Nexstar, with the last nineteen years focused exclusively on the media and telecommunications sectors. At Nexstar, Mr. Carter will be responsible for all of the Company’s financial and treasury functions including financial reporting, bank relationships, conducting internal and industry analysis to support the Company’s goals for growth, investor relations, and M&A activity.

Prior to joining Nexstar, Mr. Carter served as Managing Director, Media Telecom Corporate Investment Banking at Banc of America Securities, which he joined in 1985. In this position, he acted as the senior banker responsible for delivering bank products and services including M&A, private and public equity, high-yield debt, fixed income derivatives, syndicated financial products and treasury management for selected clients across the broadcasting, cable, publishing and media industries, including Nexstar Broadcasting. Mr. Carter began his banking career in 1980, serving for five years in various roles in Corporate and International Banking at a predecessor to JPMorgan Chase.

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., commented, “Tom brings deep perspectives on our industry and company, proven financial expertise and extensive industry relationships to the CFO position at Nexstar. This background will be an invaluable asset to Nexstar’s senior level management team, Board of Directors and our accomplished finance and accounting departments as we seek to build value for Nexstar shareholders.

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“As our lead banker for the past thirteen years, Tom has an incomparable understanding of our successful operating and revenue diversification strategies as well as our capital structure. We look forward to the benefit of his contributions as we actively manage our growing station portfolio while pursuing our ongoing priorities to further de-leverage and strengthen our balance sheet, evaluate strategic acquisitions and pursue new, opportunistic revenue channels. Having worked collaboratively with Tom for many years I am very excited that he is joining Nexstar at this time as the continued convergence of broadcasting, online, mobile and telecom will present new opportunities for growth to the Company.”

Tom Carter added, “I am impressed by Nexstar’s commitment to industry innovation and the leadership role it has carved out in the broadcasting industry. I am excited to join the Nexstar team and look forward to working with Perry, corporate and station management and the Board of Directors to achieve the Company’s strategic and financial goals.”

Mr. Carter will receive an option to purchase 100,000 shares of the Company’s Common Stock. The option was granted pursuant to the Company’s equity incentive plan and is subject to vesting.

Thomas Carter earned a Bachelor of Business Administration from Southern Methodist University in 1980 and is an active member of his community. He and his wife reside in Dallas, Texas.

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group currently owns, operates, programs or provides sales and other services to 63 television stations in 34 markets in the states of Illinois, Indiana, Maryland, Missouri, Montana, Texas, Pennsylvania, Louisiana, Arkansas, Alabama, New York, Rhode Island, Utah and Florida. Nexstar’s television station group includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW and reaches approximately 13 million viewers or approximately 11.5% of all U.S. television households.

Forward-Looking Statements

Statements in this news release which are not purely historical facts, including statements about forecasted financial projections (such as changes in net revenue) or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies in the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless

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required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K.

Contact:
Perry Sook, Chief Executive Officer	Joseph Jaffoni, Ratula Roy
Nexstar Broadcasting Group, Inc.	Jaffoni & Collins Incorporated
972/373-8800	212/835-8500 or nxst@jcir.com

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